Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Parametric Sound Corporation

San Diego, California

We consent to the incorporation by reference in this Registration Statement on Form S-3 (which is expected to be filed with the Securities and Exchange Commission on or about May 6, 2013) of Parametric Sound Corporation (the “Company”) of our report dated November 28, 2012 relating to our audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2012 and 2011 included in its Annual Report on Form 10-K for the year ended September 30, 2012 filed with the Securities and Exchange Commission on November 28, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California

May 6, 2013